SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_________________

FORM 8-K/A

Amendment No. 1

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): October 22, 2003

VERITY, INC.
(Exact name of registrant as specified in charter)

Delaware	000-26880	77-0182779
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

894 Ross Drive
Sunnyvale, California 94089
(Address of principal executive offices and zip code)

        Registrant’s telephone number, including area code: (408) 541-1500

        The purpose of this Report is to amend Verity Inc.'s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2003, relating to the change of independent public accountants, to change the ending date of the interim period referred to in the last paragraph of Item 4 from August 31, 2003 to October 29, 2003, the date KPMG was engaged.

Item 4.     Changes in Registrant's Certifying Accountant.

        On October 29, 2003, Verity, Inc. (the "Company") announced that it had engaged KPMG LLP to serve as its principal auditors. The Company's Audit Committee authorized the engagement of KPMG as the Company's new auditors on October 23, 2003. On October 21, 2003, the Company had advised PricewaterhouseCoopers LLP that the Company had identified KPMG as a potential new independent accounting firm to serve as the Company's principal auditors, and that the Company was in the process of retaining KPMG. On October 22, 2003, PricewaterhouseCoopers LLP resigned as the Company's independent accountants.

        The reports of PricewaterhouseCoopers LLP on the financial statements for the fiscal years ended May 31, 2003 and 2002, contained no adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles.

        During the fiscal years ended May 31, 2003 and 2002, and the interim period from June 1, 2003 through October 22, 2003, there were no disagreements between the Company and PricewaterhouseCoopers LLP on any accounting principles or practices, financial statement disclosures or auditing scope or procedure, which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years. No event described in paragraph (a)(1)(v) of Item 304 of Regulation S-K promulgated by the SEC has occurred within the Company's fiscal years ended May 31, 2003 and 2002, or the period from June 1, 2003 through October 22, 2003.

        The Company has provided PricewaterhouseCoopers LLP with a copy of the disclosures set forth above and has filed as an exhibit hereto the response of PricewaterhouseCoopers LLP to the disclosures set forth above.

        The Company did not consult with KPMG during the fiscal years ended May 31, 2003 and 2002, and the interim period from June 1, 2003 through October 29, 2003, the date KPMG was engaged, regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to the Company or oral advice was provided that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter which was the subject of a disagreement or a reportable event.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VERITY, INC.

Dated: October 31, 2003	By: /s/ STEVEN R. SPRINGSTEEL Steven R. Springsteel Senior Vice President of Finance and Administration and Chief Financial Officer